Exhibit 99.1

MEDIA RELEASE

American Campus Communities Inc. Reports First Quarter 2010 Financial Results

AUSTIN, Texas--(BUSINESS WIRE)—April 27, 2010--American Campus Communities Inc. (NYSE:ACC) today announced the following financial results for the quarter ended March 31, 2010.

Highlights

▪	Increased quarterly FFOM 19.1 percent to $22.0 million or $0.41 per fully diluted share compared to $18.5 million or $0.42 per fully diluted share in the first quarter prior year.

▪	Increased same store wholly-owned net operating income ("NOI") by 6.0 percent over the first quarter 2009.

▪	Increased same store wholly-owned occupancy to 96.2 percent as of March 31, 2010 compared to 92.8 percent for the same date prior year.

▪
Leased same store wholly-owned portfolio for the upcoming academic year to 79.3 percent applied for and 73.8 percent leased as of April 23, 2010, with an average rental rate increase of 2.2 percent.  This compares to 77.2 percent applied for and 73.9 percent leased as of April 24, 2009.

▪	Completed the disposition of Cambridge at Southern, a wholly-owned asset containing 564 beds in Statesboro, Georgia, for a sale price of $19.5 million.

First Quarter 2010 Operating Results

Revenue for the 2010 first quarter totaled $81.5 million, up 7.7 percent from $75.7 million in the 2009 first quarter. Operating income for the quarter increased $6.1 million or 34.9 percent over the prior year first quarter primarily due to the opening of Barrett Honors College in August 2009 and the improved lease-up of the GMH portfolio for the 2009-2010 academic year.  Net loss for the 2010 first quarter totaled $2.2 million, or $0.05 per fully diluted share, compared with net income of $0.3 million, or zero per fully diluted share, for the same quarter in 2009.  The net loss for the 2010 first quarter was primarily due to a $3.6 million loss on disposition of real estate resulting from the sale of our Cambridge at Southern property in March 2010 and a $4.0 million impairment charge recorded for our Campus Walk – Oxford property, offset by the increase in operating income discussed above.  FFO for the 2010 first quarter, which includes the impairment charge discussed above, totaled $19.6 million, or $0.36 per fully diluted share. FFOM for the 2010 first quarter was $22.0 million, or $0.41 per fully diluted share.  A reconciliation of FFO and FFOM to net income is shown on Table 3.

NOI for same store wholly-owned properties was $37.2 million in the quarter, up 6.0 percent from $35.1 million in the 2009 first quarter.  Same store wholly-owned property revenues increased by 3.4 percent over the 2009 first quarter, primarily due to an increase in occupancy resulting from the improved lease-up for the 2009-2010 academic year.  Same store wholly-owned operating expenses were relatively flat as compared to the prior year’s quarter.  NOI for the total wholly-owned property portfolio increased 14.4 percent to $40.2 million for the quarter from $35.1 million in the comparable period of 2009.  For purposes of calculating property NOI, the company defines property NOI as property revenues less direct property operating expenses, excluding depreciation but including allocated corporate general and administrative expenses.

“We are very pleased with our continued internal growth with a 6 percent increase in same store NOI over the same quarter prior year,” said Bill Bayless, American Campus CEO. “In addition, we believe our strong pre-leasing results and external growth prospects positions the company as an attractive investment for shareholders.”

Portfolio Update

As of April 23, 2010, the company’s combined same store wholly-owned portfolio, which includes the GMH assets, was 79.3 percent applied for and 73.8 percent leased compared to 77.2 percent applied for and 73.9 percent leased for the same date prior year, with a current projected rental rate increase over the current in place rent of 2.2 percent. The same store ACC legacy portfolio was 79.1 percent applied for and 71.4 percent leased compared to 79.5 percent applied for and 75.0 percent leased for the same date one year ago.  The GMH same store portfolio was 79.4 percent applied for and 76.5 percent leased compared to 74.7 percent applied for and 72.8 percent leased for the same date prior year.

On March 5, 2010, one of the Fidelity joint ventures, in which the company has a 10 percent interest, assigned its ownership interest in the University Heights property to the company for a price of $9.9 million, the value of the property’s mortgage indebtedness.  This 528-bed, off-campus property serving students attending the University of Alabama at Birmingham is now 100 percent wholly owned by the company.

On March 26, 2010, the company completed the disposition of Cambridge at Southern, a 564-bed owned off-campus property serving students attending Georgia Southern University, for a sale price of $19.5 million, including the assumption of the existing $18.4 million mortgage loan due December 1, 2016.

In March 2010, in connection with classifying the Campus Walk – Oxford property as an asset Held for Sale, the company recorded a $4.0 million impairment charge to reflect the property at fair value.  The 432-bed owned off-campus property serving students attending the University of Mississippi is anticipated to be sold during the second quarter 2010.

The company continues to make progress on the University of New Mexico - American Campus Equity (ACE®) transaction and is on track to commence construction during the second quarter.  UNM met with Moody’s regarding the project during mid-April.  The ground lease is in the final stages of negotiation and we expect to receive final UNM Board approval on May 11, 2010.  The first phase of the project is expected to open in fall 2011.

On April 8, 2010, Moody’s Investors Service issued a Global Credit Research report in conjunction with Boise State University’s proposed 2010 general revenue bond sale.  The report, which included an assessment of the company’s proposed 860-bed Phase I on-campus ACE project, affirmed Boise State University’s “A1” rating and maintained their outlook on the rating as stable.  Based on their evaluation of the project and partnership structure, which includes no obligation of BSU to financially support the project, Moody’s did not include the development costs of the project in the direct debt calculations of the University.  The company is pleased that the project received the expected favorable credit treatment, further supporting the viability of the ACE program. However, the BSU administration informed American Campus that the Idaho State Board of Education did not approve the Ground Lease Agreement between the company and BSU at their April 22nd meeting. American Campus intends to work with the University regarding the delivery of this project; however, at this time, the previously anticipated Q2 2010 commencement and 2011 delivery are not probable.

Supplemental Information and Earnings Conference Call

Supplemental financial and operating information, as well as this release, are available in the investor relations section of the American Campus Communities website, www.americancampus.com.  In addition, the company will host a conference call to discuss first quarter results and the 2010 outlook on Wednesday April 28, 2010 at 11 a.m. EDT (10:00 a.m. CDT). To participate by telephone, call 866-730-5766 passcode 25376760 at least five minutes prior to the call.

To listen to the live broadcast, go to www.americancampus.com or www.earnings.com at least 15 minutes prior to the call so that required audio software can be downloaded. Informational slides in the form of the supplemental analyst package can be accessed via the website.  A replay of the conference call will be available beginning two hours after the end of the call until May 4, 2010 by dialing 888-286-8010 or 617-801-6888 passcode 96277720. The replay also will be available for 30 days at www.americancampus.com and at www.earnings.com.  The call will also be available as a podcast on www.reitcafe.comwww.REITcafe.com and on the company’s website shortly after the call.

Non-GAAP Financial Measures

As defined by NAREIT, FFO represents income (loss) before allocation to minority interests (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization (excluding amortization of loan origination costs) and after adjustments for unconsolidated partnerships and joint ventures. We present FFO because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. We compute FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.

As noted above, FFO excludes GAAP historical cost depreciation and amortization of real estate and related assets because these GAAP items assume that the value of real estate diminishes over time. However, unlike the ownership of our owned off-campus properties, the unique features of our ownership interest in our on-campus participating properties cause the value of these properties to diminish over time. For example, since the ground leases under which we operate the participating properties require the reinvestment from operations of specified amounts for capital expenditures and for the repayment of debt while our interest in these properties terminates upon the repayment of the debt, such capital expenditures do not increase the value of the property to us and mortgage debt amortization only increases the equity of the ground lessor. Accordingly, when considering our FFO, we believe it is also a meaningful measure of our performance to modify FFO to exclude the operations of our on-campus participating properties and to consider their impact on performance by including only that portion of our revenues from those properties that are reflective of our share of net cash flow and the management fees that we receive, both of which increase and decrease with the operating measure of the properties, a measure we refer to as FFOM.  We also exclude impairment charges from FFOM, as we believe the inclusion of such charges is inconsistent with the treatment of gains and losses on the disposition of real estate, which are not included in FFO.  Additionally, we believe that excluding impairment charges from FFOM more appropriately presents the operating performance of the company’s real estate investments on a comparative basis.

About American Campus Communities

American Campus Communities Inc. is one of the largest developers, owners and managers of high-quality student housing communities in the United States. The company is a fully integrated, self-managed and self-administered equity real estate investment trust (REIT) with expertise in the design, finance, development, construction management, and operational management of student housing properties. American Campus Communities owns 85 student housing properties containing approximately 52,100 beds. The company also owns a minority interest in 18 joint venture properties containing approximately 9,800 beds. Including its owned, joint venture and third-party managed properties, ACC's total managed portfolio consists of 136 properties with approximately 86,600 beds. Additional information, including the company’s 2009 Interactive Annual Review, is available at www.americancampus.com.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which American Campus operates, management's beliefs, and assumptions made by management. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict.

Table 1
American Campus Communities Inc. and Subsidiaries
Consolidated Balance Sheets
(dollars in thousands)

	March 31, 2010	December 31, 2009
Assets	(unaudited)

Investments in real estate:
Wholly-owned properties, net	$1,977,067	$2,014,970
Wholly-owned property held for sale	9,100	-
On-campus participating properties, net	64,655	65,690
Investments in real estate, net	2,050,822	2,080,660

Cash and cash equivalents	21,550	66,093
Restricted cash	28,451	29,899
Student contracts receivable, net	4,520	5,381
Other assets	50,212	52,948

Total assets	$2,155,555	$2,234,981

Liabilities and equity
Liabilities:
Secured mortgage, construction and bond debt	$974,539	$1,029,455
Senior secured term loan	100,000	100,000
Secured agency facility	94,000	94,000
Accounts payable and accrued expenses	22,214	26,543
Other liabilities	46,521	45,487
Total liabilities	1,237,274	1,295,485

Redeemable noncontrolling interests	36,015	36,722

Equity:
American Campus Communities, Inc. and Subsidiaries stockholders’ equity:
Common stock	521	521
Additional paid in capital	1,092,301	1,092,030
Accumulated earnings and distributions	(209,201)	(189,165)
Accumulated other comprehensive loss	(5,188)	(4,356)
Total American Campus Communities, Inc. and Subsidiaries stockholders’ equity	878,433	899,030
Noncontrolling interests	3,833	3,744
Total equity	882,266	902,774

Total liabilities and equity	$2,155,555	$2,234,981

Table 2
American Campus Communities Inc. and Subsidiaries
Consolidated Statements of Operations
(unaudited, dollars in thousands, except share and per share data)

	Three Months Ended March 31,
	2010		2009
Revenues:
Wholly-owned properties		$71,192	$65,335
On-campus participating properties		7,311	6,874
Third-party development services		574	1,052
Third-party management services		2,214	2,242
Resident services		252	240
Total revenues		81,543	75,743

Operating expenses:
Wholly-owned properties		31,476	30,490
On-campus participating properties		2,399	2,030
Third-party development and management services		3,099	2,977
General and administrative		2,753	2,748
Depreciation and amortization		17,488	19,332
Ground/facility leases		571	552
Total operating expenses		57,786	58,129

Operating income		23,757	17,614

Non-operating income and (expenses):
Interest income		17	39
Interest expense		(15,301)	(15,264)
Amortization of deferred financing costs		(1,042)	(790)
Loss from unconsolidated joint ventures		(1,414)	(554)
Total nonoperating expenses		(17,740)	(16,569)

Income before income taxes and discontinued operations		6,017	1,045
Income tax provision		(143)	(135)
Income from continuing operations		5,874	910

Discontinued operations:
Loss attributable to discontinued operations		(4,283)	(401)
Loss from disposition of real estate		(3,646)	-
Total discontinued operations		(7,929)	(401)

Net (loss) income		(2,055)	509
Net income attributable to noncontrolling interests		(134)	(232)
Net (loss) income attributable to American Campus Communities, Inc. and Subsidiaries	$	(2,189)	$277

Net (loss) income per share attributable to American Campus Communities, Inc. and Subsidiaries common stockholders- basic and diluted		$(0.05)	$0.00
Weighted average common shares outstanding:
Basic		52,235,644	42,377,638
Diluted		52,805,966	42,820,592

Table 3
American Campus Communities Inc. and Subsidiaries
Calculation of FFO and FFOM
(unaudited, dollars in thousands, except share and per share data)

	Three Months Ended March 31,
	2010	2009
Net (loss) income attributable to American Campus Communities, Inc. and Subsidiaries	$(2,189)	$277
Noncontrolling interests	134	232
Loss from disposition of real estate	3,646	-
Loss from unconsolidated joint ventures	1,414	554
FFO from unconsolidated joint ventures (1)	(807)	(39)
Real estate related depreciation and amortization	17,438	19,732
Funds from operations (“FFO”)	19,636	20,756

Elimination of operations of on-campus participating properties and unconsolidated joint venture:
Net income from on-campus participating properties	(2,145)	(2,014)
Amortization of investment in on-campus participating properties	(1,079)	(1,090)
FFO from Hampton Roads unconsolidated joint venture (2)	160	236
	16,572	17,888
Modifications to reflect operational performance of on- campus participating properties:
Our share of net cash flow (3)	306	292
Management fees	333	323
Impact of on-campus participating properties	639	615
Elimination of provision for asset impairment – wholly-owned property (4)	4,036	-
Elimination of provision for asset impairment – unconsolidated joint venture (5)	782	-
Funds from operations - modified (“FFOM”)	$22,029	$18,503

FFO per share - diluted	$0.36	$0.47

FFOM per share - diluted	$0.41	$0.42

Weighted average common shares outstanding - diluted	54,108,993	44,031,602

(1)
Represents our share of the FFO from three joint ventures in which we are a minority partner.  Includes the Hampton Roads Military Housing joint venture in which we have a minimal economic interest as well as our 10% minority interest in two joint ventures (the "Fidelity Joint Ventures") formed or assumed as part of the company's acquisition of GMH.  For the three months ended March 31, 2010, ACC's 10% share of the FFO of the Fidelity Joint Ventures, including impairment charges, was negative $0.6 million.  For three months ended March 31, 2010, ACC’s 10% share of the net operating income of the Fidelity Joint Ventures was $0.7 million.

(2)
Our share of the FFO from the Hampton Roads Military Housing unconsolidated joint venture is excluded from the calculation of FFOM, as management believes this amount does not accurately reflect the company's participation in the economics of the transaction.

(3)
50% of the properties’ net cash available for distribution after payment of operating expenses, debt service (including repayment principal) and capital expenditures. Represents amounts accrued for the interim periods.

(4)
Represents an impairment charge recorded for Campus Walk - Oxford, a property that is anticipated to be sold during the second quarter 2010.  The impairment charge is included in loss attributable to discontinued operations on the accompanying consolidated statements of operations for the three months ended March 31, 2010.  Although impairment charges are included in the calculation of net income (loss) and FFO, the company excludes such charges from FFOM because it believes the inclusion of such charges is inconsistent with the treatment of gains and losses on the disposition of real estate, which are not included in FFO.  Additionally, the company believes that excluding impairment charges from FFOM more appropriately presents the operating performance of the company's real estate investments on a comparative basis.

(5)	Represents our share of an impairment charge recorded during the three months ended March 31, 2010 for a property owned through one of our unconsolidated Fidelity Joint Ventures.

CONTACT: American Campus Communities Inc., Austin
Gina Cowart, 512-732-1000